                                                                   Exhibit 99.01


                       CONSENT OF NEEDHAM & COMPANY, INC.


     We hereby consent to the inclusion in the Proxy Statement/Prospectus of Integrated Device Technology, Inc. and Quality Semiconductor, Inc. ("Proxy Statement/Prospectus") forming part of this Registration Statement on Form S-4 of our opinion dated November 1, 1998 to the Board of Directors of Quality Semiconductor, Inc. attached as Appendix B to the Proxy Statement/Prospectus and to the references to our opinion under the captions ""Summary--Opinion of Financial Advisor as to the Fairness of the Exchange Ratio" and "Approval of the Merger and Related Transactions--Background of the Merger," "--QSI's Reasons for the Merger," and "--Opinion of QSI's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                       /s/ Needham & Company, Inc.
                                       ---------------------------------
                                       NEEDHAM & COMPANY, INC.


March 23, 1999